Exhibit 3.5

INNOVEGA INC.

NOTE CONVERSION ACKNOWLEDGMENT

This Note Conversion Acknowledgment (“Agreement”) is entered into effective as of __________, 2021, by and between Innovega Inc., a Delaware corporation (the “Company”), and the undersigned holder of one or more convertible promissory notes issued by the Company (“Note Holder”).

WHEREAS, the Company issued to the Note Holder one or more Convertible Promissory Notes (each, a “Note”) pursuant to the terms of the Note Purchase Agreement, dated as of January 22, 2019, as amended, by and among the Company and the Investors who are parties thereto (the “Note Purchase Agreement”), which Notes were issued to Note Holder on the dates and in the principal amounts as set forth on Exhibit A attached hereto.

WHEREAS, each Note provides that upon the occurrence of a Qualified Equity Financing (as defined in the Note) in which the Company sells shares of New Preferred Stock (as defined in the Note) which results in gross proceeds to the Company of not less than $750,000 (excluding the aggregate amount of the Notes that are converted into shares of New Preferred Stock), the principal and accrued interest on the Note will automatically convert into equity securities of the Company in accordance with the terms of the Note.

WHEREAS, prior to March 31, 2021 the Company intends to initiate an offering of shares of its Series A-1 Preferred Stock in a Qualified Equity Financing pursuant to the exemption of Regulation A under the Securities Act of 1933, as amended (the “Offering”), in which it proposes to sell a minimum of $750,000 and a maximum of $15,000,000 of shares of its Series A-1 Preferred Stock.

WHEREAS, pursuant to the terms of each Note, upon the closing of the Offering (such date, the “Conversion Date”), the principal amount and all accrued interest due under each Note will automatically be converted into shares of Series A-2 Preferred Stock of the Company (the “Conversion Shares”), with rights, preferences, privileges and restrictions substantially as set forth in the Second Amended and Restated Certificate of Incorporation of the Company (a copy of which is attached hereto as Exhibit B), in accordance with the terms of each Note.

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WHEREAS, the Note Holder desires to acknowledge the conversion of each Note into Conversion Shares pursuant to the automatic conversion provision of the Note.

NOW, THEREFORE, the Note Holder hereby acknowledges and agrees that:

1.	Conversion and Cancellation of Note. Note Holder hereby agrees that, effective as of the Closing Date and without any further action on behalf of the Note Holder, (a) all principal and interest accrued as of the Closing Date under each Note will automatically convert into Conversion Shares in accordance with the terms of the Note, (b) all right, title and interest of the Note Holder under the Note will be canceled, released, extinguished and of no further force and effect, (c) the Company will have no further obligations or liabilities under the Note, and (d) the Conversion Shares represent all the equity securities the Note Holder is entitled to receive under the Note. Concurrently with the issuance of the Conversion Shares on the Conversion Date, Note Holder shall deliver to the Company the Note held by the Note Holder for cancellation by the Company. Notwithstanding the foregoing, the exchange, surrender, cancellation, and extinguishment of each Note will be effective as of the Conversion Date, whether or not the Note is delivered to and canceled by the Company. The Conversion Shares shall have the rights, preferences, privileges and restrictions of shares of Series A-2 Preferred Stock as set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time.

2.	Representations and Warranties of Note Holder. Note Holder hereby makes and reaffirms all Note Holder representations and warranties contained in Section 3(b) of the Note Purchase Agreement, as if each such representation and warranty was made as of the date hereof, and hereby covenants to the Company that Note Holder will promptly notify the Company in the event that Note Holder is no longer able make such representations and warranties at any time prior to the Conversion Date .

3.	Termination. In the event that the Conversion Date does not occur prior to March 31, 2020, this Agreement shall terminate and the terms and provisions of each Note shall continue in full force and effect, without regard to any of the terms or conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Acknowledgment is executed as of the date first written above.

NOTE HOLDER

By:
Name:
Title:

Signature Page to Innovega Inc. Note Conversion Acknowledgment